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                                                             EXHIBIT 10(m)(3)(A)
American Electric Power
1 Riverside Plaza
Columbus, OH  43215-2373


Ms. Holly Keller Koeppel
29 Lynwood Avenue
Killara, NSW, AU 2071

June 23, 2000

Dear Holly:

This letter supercedes our earlier letter dated April 13, 2000 regarding our offer of employment to you as Vice President-New Ventures of American Electric Power Service Corporation. Your primary work location will be Columbus, Ohio and you will report directly to me. We will determine a mutually acceptable start date following your acceptance of this offer.

Among other duties that may be assigned, you will be responsible for managing the activities of AEP's New Ventures group. This will include the development and application of screening criteria to assist AEP in decisions regarding the commitment of resources in the pursuit of new business opportunities developed by New Ventures. In addition, you will be responsible for the development of business plans for new business opportunities that are pursued by New Ventures. You will also assume responsibility for certain administrative functions in AEP Corporate Development.

Your position will be at an AEP salary grade of 36. Your starting salary will be $200,000 a year and will be reviewed on an annual basis. Subject to their specific terms, including Board approval as necessary, you will be eligible for AEP's Management Incentive Compensation Plan (MICP), effective upon merger closing and AEP's Performance Share Incentive Plan (PSIP) beginning January 1, 2001. In addition, you will be eligible to participate in AEP's Long-Term Stock Option Incentive Plan.

The MICP for your position presently has an annual target of 30% of your base compensation, 100% of which will be based on overall corporate performance under the Plan. Actual awards may range from 0% to 200% of target and are paid as soon as possible, after year-end results are confirmed.

The PSIP for your position presently provides an annual award of 30% of your base compensation converted to AEP share units at market value at the end of each three-year performance period. Those units are subsequently multiplied from 0% to 200% to establish actual awards based on comparative three-year Total Shareholder Return. Dividends are credited during the performance period and converted to equivalent performance share units.

PSIP payments are made annually at the end of each three-year performance cycle based on the market value of AEP stock at that time. Payment can be taken in cash or stock once the stock ownership target for your position has been achieved. Your participation in PSIP will begin on January 1, 2001 with an initial award that will be comprised of 1/3 of your normal target for the 1999-2001 performance cycle, 2/3 of your normal target for the 2000-2002 performance cycle, and the full award for your normal target of 30% for the 2001-2003 performance cycle.

AEP's Long-Term Stock Option Incentive Plan was approved by shareholders at the Annual Meeting in April. Given this approval by the shareholders, it is anticipated that there will be a stock option grant during 2000, but specific eligibility, amounts, and terms have not been approved yet by AEP Senior Management or the HR Committee of the Board.

This offer of employment is contingent upon the following:

*        successful completion of a pre-employment physical exam
*        verification of academic credentials
*        acceptable reference checks

Therefore,   please  complete  the  enclosed   Application  for  Employment  and
associated documents as soon as possible and return it in the envelope provided.

You will also find enclosed a letter, which outlines those health and welfare benefits for which you will be eligible (the benefit letter was sent with the earlier offer letter and remains unchanged). In addition to those benefits outlined in the that letter, your pension when you retire at any time after vesting will be calculated using your actual AEP years of service at retirement, plus your years of service while you were employed by CNG, as if you had been continuously employed for the combined period, less any retirement benefit you are entitled to receive from CNG's retirement plan.

Please feel free to contact me or Tim Harshbarger (624-223-1576) if you have any questions or concerns.

Sincerely,

/s/ Donald M. Clements, Jr.

Donald M. Clements, Jr.
Executive Vice President

Enclosures
c:       T. G. Harshbarger
         W. R. Beckley
         S.D. Thomas